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Exhibit 5.1

                    [MAUPIN TAYLOR & ELLIS, P.A. LETTERHEAD]

                              ______________, 2001

Gateway Financial Holdings, Inc.
1145 North Road Street
Elizabeth City, North Carolina  27909

         Re:      1,110,974 Shares of Common Stock of Company

Ladies and Gentlemen:

         We have acted as counsel to Gateway Financial Holdings, Inc., a North Carolina corporation (the "Company"), in connection with the registration of 1,110,974 shares of Common Stock (the "Common Stock") to be issued upon the exercise of warrants previously issued, as described in the Company's Registration Statement on Form S-3 (the "Registration Statement"), to be filed promptly with the Securities and Exchange Commission under the Securities Act of 1933, as amended. As such counsel, we have reviewed such legal matters as we have deemed appropriate for the purpose of rendering this opinion.


         We are familiar with the corporate proceedings taken by Gateway Financial in connection with the issuance and sale of the warrants for the purchase of the Common Stock. It is our opinion that the Common Stock covered by the Registration Statement will, when issued upon the proper exercise of the warrants and against full payment thereof, will be validly issued, fully paid and nonassessable shares of common stock of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement. Subject to the foregoing sentence, this opinion is given as of the date hereof and may not be circulated, quoted or otherwise referred to for any purpose without our prior written consent. We assume no obligation to advise you of changes that may hereafter be brought to our attention.


                                        Sincerely,

                                        MAUPIN TAYLOR & ELLIS, P.A.